Dated October 12, 2006
Filed Pursuant to Rule 433
Registration Statement No. 333-132201




Issuer:
Toyota Motor Credit Corp. ("TMCC")

Structure:
10NC1 Cascading Floating Rate Note

Pricing Date:
October 12, 2006

Issue Date:
October 24, 2006

Maturity Date:
October 24, 2016

Principal Amount:
TBD

Form of Note:
MTN

CUSIP:
89233PZQ2

Bond Transaction Details


Benchmark CMT:
The 10 year US Constant Maturity Treasury as published on Bloomberg (H15T10Y
<Index>) in accordance with the provisions set forth below under CMT
Determination Dates

Coupon:
Year 1       Coupon 1:   8.50% p.a.


             Coupon 2:   8.50% p.a.


             Coupon 3:   8.50% p.a.


             Coupon 4:   8.50% p.a.


Year 2       Coupon 5:   Max [(Coupon  4 +10Y CMT - 4.75%),  0.00%]


             Coupon 6:   Max [(Coupon  5 +10Y CMT - 4.85%),  0.00%]


             Coupon 7:   Max [(Coupon  6 +10Y CMT - 5.125%),  0.00%]


             Coupon 8:   Max [(Coupon  7 +10Y CMT - 5.25%),  0.00%]


Year 3       Coupon 9:   Max [(Coupon  8 +10Y CMT - 5.50%),  0.00%]


             Coupon 10:  Max [(Coupon  9 +10Y CMT - 5.50%),  0.00%]


             Coupon 11:  Max [(Coupon 10 +10Y CMT - 5.50%),  0.00%]


             Coupon 12:  Max [(Coupon 11 +10Y CMT - 5.875%),  0.00%]


Year 4       Coupon 13:  Max [(Coupon 12 +10Y CMT - 5.875%),  0.00%]


             Coupon 14:  Max [(Coupon 13 +10Y CMT - 5.875%),  0.00%]


             Coupon 15:  Max [(Coupon 14 +10Y CMT - 5.875%),  0.00%]


             Coupon 16:  Max [(Coupon 15 +10Y CMT - 5.875%),  0.00%]


             Coupon 17- 40: Coupon Rate will be fixed for the remainder of the note at the same rate set for Coupon 16.



Coupon Payment Dates:
Payable quarterly in arrears on a 30/360 day basis, using the Following Business Day convention with no adjustment for interest period end dates.

Initial Coupon:
8.500%

Initial Coupon Payment Date:
January 24, 2007

Interest Reset Dates:
The interest rate will reset on every Coupon Payment date, commencing with 10/24/2007

CMT Determination Dates:
2 business days prior to the Interest Reset Date

Initial CMT Determination Date:
October 22, 2007

Call Dates:
Every coupon payment date. Initial Call Date will be 10/24/2007

Early Redemption:
The Issuer has the right, but not the obligation, to call the Notes in whole, but not in part, at a price of 100% of Par with 10 calendar days notice

Principal Protection:
If the note is not called, the note will redeem at Par on Maturity Date

Denominations:
Minimum of $100,000 and increments of $100,000

Day Count:
30/360

Form of Note:
Book entry, DTC

Business Day Convention for Resets:
New York

Business Day Convention for Payments:
New York and London

Reoffer Price:
100.00%

Provision:
Merrill Lynch has agreed to purchase all of the notes offered hereby at 100% of the Principal Amount. Merrill Lynch may allow a discount to other brokers, dealers or agents not exceeding 3.0% of the initial public offering price.

Underwriter:
Merrill Lynch, Pierce, Fenner & Smith Incorporated

Calculation Agent:
Merrill Lynch Capital Services, Inc.




The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-500-5408.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.